LISTING OF SUBSIDIARIES


                                                                  Percentage
                                                                  of Voting
                                              Place of            Securities
               Name                         Organization            Owned

Significant subsidiaries of the
 company:

 Acme Brick Company                          Delaware                100%
 American Tile Supply, Inc.                  Delaware                100%
 Featherlite Building Products               Delaware                100%
  Corporation
 Footwear Management Company                 Delaware                100%
  d/b/a Justin Boot Company
  d/b/a Nocona Boot Company
  d/b/a Tony Lama Company, Inc.
 Justin Management Company                   Delaware                100%
  d/b/a Justin Management
    Company
  d/b/a Tradewinds
    Technologies, Inc.
  d/b/a Northland Publishing
    Company, Inc.

  All other subsidiaries are omitted from this list because they do not, considered in the aggregate as a single subsidiary, constitute a significant subsidiary. All wholly-owned subsidiaries are included in the consolidated financial statements.